Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

Our authorized capital stock consists of 50,000,000 shares of Class A common stock, $0.001 par value per share, 10,000,100 shares of Class B common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. We sometimes refer to our Class A common stock and Class B common stock as “equity interests” when described on an aggregate basis.

Class A Common Stock

Pursuant to our amended and restated certificate of incorporation, holders of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders, and holders of our common stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding equity interests will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by the board of directors. Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of our preferred stock, the holders of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A common stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of Class A common stock are fully paid and nonassessable.

Class B Common Stock

Pursuant to our amended and restated certificate of incorporation, our Class B common stock has the same rights as our Class A common stock except for (i) certain conversion rights as described below under “—Conversion Rights” below, and (ii) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our equity interests shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B common stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of Class B common stock are fully paid and nonassessable.

Kura Sushi, Inc. (“Kura Japan”) is the only holder of shares of Class B common stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights. Each share of our Class B common stock is automatically convertible into one share of Class A common stock upon the earliest of the date such share ceases to be beneficially owned, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Kura Japan, or the date that Kura Japan ceases to beneficially own at least 20.0% of the total number of shares of Class A and Class B common stock outstanding. In addition, each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder. The one-to-one conversion ratio will be equitably preserved in the event of any stock dividend, stock split or combination or merger, consolidation or other reorganization by us with another entity. Except for the foregoing conversion rights of the Class B common stock and provisions applicable equally to both Class A common stock and Class B common stock, including, but not limited to, the repurchase of such shares by the Company, there are no provisions which otherwise limit the lifespan of the Class B common stock or would require conversion to Class A common stock.

Preferred Stock

Subject to limitations prescribed by law and in our amended and restated certificate of incorporation, our Board of Directors is authorized to provide by resolution for the issuance of the shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.

Voting Rights

Except as required by Delaware law or except as otherwise provided in our amended and restated certificate of incorporation, Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B common stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A common stock. Class B common stock is identical in all respects to Class A common stock, except with respect to voting and conversion rights. Kura Japan will be the only holder of shares of Class B common stock.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the Company more difficult. These provisions of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.

Stockholder meetings. Under our amended and restated certificate of incorporation and amended and restated bylaws, only the board of directors, or the chairman of the board of directors or the Chief Executive Officer with the concurrence of a majority of the board of directors, may call special meetings of stockholders.

Requirements for advance notification of stockholder nominations and proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our parent company and its affiliates own a majority of the voting power of the equity interests. Our amended and restated certificate of incorporation authorizes the right of stockholders to act by written consent without a meeting only for such period as Kura Japan and its affiliates collectively own a majority of the combined voting power of our outstanding equity interests. This provision will, in certain situations, make it more difficult for stockholders, who are not our parent company or its affiliates, to take action opposed by the board of directors.

Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Amendment of provisions in the certificate of incorporation. Our amended and restated certificate of incorporation will require the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding equity interests in order to amend any provision of our certificate of incorporation.

Amendment of provisions in the bylaws. Our amended and restated bylaws will require the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding equity interests in order to amend any provision of our bylaws.

Controlled company. As discussed above, our Class B common stock has 10 votes per share, while Class A common stock is the only class of stock that is publicly traded and has one vote per share. 100% of our Class B common stock is held by Kura Japan. Until our dual class structure terminates, Kura Japan will be able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

We anticipate that we will not be governed by Section 203 of the Delaware General Corporation Law.

Exclusive Forum

Our amended and restated certificate of incorporation and amended and restated bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our amended and restated certificate of incorporation and our amended and restated bylaws. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “KRUS.”

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